UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2013

Xoom Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35801	94-3401054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Bush Street, Suite 300

San Francisco, CA 94104

(Address of principal executive offices, including zip code)

(415) 777-4800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 19, 2013, Xoom Corporation (the “Company”) amended and restated its revolving credit facility by entering into an Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of September 19, 2013, among the Company, as borrower, the lenders party thereto, and Silicon Valley Bank (“SVB”), as administrative agent, issuing lender and swingline lender.

The Credit Agreement provides for an up to $150.0 million three year senior secured revolving loan facility. The three year revolving loan facility provides for borrowings up to the amount of the facility with sublimits of up to (i) $30.0 million to be available for the issuance of letters of credit and (ii) $30.0 million to be available for swingline loans. The Company currently has a $15.0 million letter of credit outstanding.

Under the Credit Agreement, each loan bears interest, at the Company’s option, at an annual rate based on (i) the higher of (a) the prime rate, and (b) the federal funds effective rate plus 0.50%, provided the number in this section (i) shall not be less than 3.25, plus (ii) 1.0%. The Company is required to pay a commitment fee of 0.20% per annum of the aggregate principal amount of the commitments of existing lenders and up to 0.45% of the aggregate principal amount of the commitments of new lenders. The Company also pays a fee of 0.50% per annum for the daily unused portions of the revolving loan facility. The Company will also pay SVB a one-time arrangement fee of 0.30% of the amount available under credit facility and an annual administration fee of $45,000. The fee payable for letters of credit shall be equal to 1.0% per annum for the maximum amount available to be drawn under each Letter of Credit.

The obligations under the Credit Agreement are secured by a lien on substantially all of the tangible and intangible property of the Company, and by a pledge of all of the equity interests of the Company’s subsidiary. The Credit Agreement contains customary affirmative and negative covenants and restrictions typical for a financing of this type that, among other things, require the Company to satisfy certain financial covenants and restrict the Company’s and its subsidiary’s ability to incur additional debt, pay dividends and make distributions, amend its organizational documents and certain material agreements, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate with certain exceptions. Non-compliance with one or more of the covenants and restrictions could result in the full or partial principal balance of the Credit Agreement becoming immediately due and payable and termination of the commitments. In addition, the Company must repay the outstanding principal balance of any revolving loan amounts once every eight business days.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which the Company will file with its quarterly report on Form 10-Q for the fiscal quarter ending September 30, 2013.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2013

XOOM CORPORATION

By:	/s/ John Kunze
John Kunze
Chief Executive Officer